Exhibit 10

Deal CUSIP: 20911FAY8

Revolving Credit CUSIP: 20911FAZ5

$3,500,000,000

CREDIT AGREEMENT

dated as of

March 11, 2026

among

Consolidated Edison Company

of New York, Inc.

Consolidated Edison, Inc.

Orange and Rockland

Utilities, Inc.

The Lenders Party Hereto

and

Bank of America, N.A.,

as Administrative Agent

JPMorgan Chase Bank, N.A., and

Mizuho Bank, Ltd.,

Syndication Agents

Barclays Bank PLC, and

Wells Fargo Bank, National Association,

Documentation Agents

BofA Securities Inc.,

JPMorgan Chase Bank, N.A.,

Mizuho Bank, Ltd.,

Barclays Bank PLC, and

Wells Fargo Securities, LLC,

Joint Lead Arrangers and Bookrunners

i

EXHIBIT A	–	Note
EXHIBIT B	–	Notice of Borrowing
EXHIBIT C	–	Notice of Interest Rate Election
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Opinion of Counsel for ConEd
EXHIBIT F	–	Opinion of Counsel for Holdings
EXHIBIT G	–	Opinion of Counsel for O&R
EXHIBIT H-1		U.S. Tax Compliance Certificate for Foreign
Lenders That Are Not Partnerships
EXHIBIT H-2		U.S. Tax Compliance Certificate for Foreign
Participants That Are Not Partnerships
EXHIBIT H-3		U.S. Tax Compliance Certificate for Foreign
Participants That Are Partnerships
EXHIBIT H-4		U.S. Tax Compliance Certificate for Foreign
Lenders That Are Partnerships
EXHIBIT I	–	Assignment and Assumption Agreement
EXHIBIT J	–	[Reserved]
EXHIBIT K	–	Form of Extension Agreement

CREDIT AGREEMENT

AGREEMENT dated as of March 11, 2026 among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., CONSOLIDATED EDISON, INC., ORANGE AND ROCKLAND UTILITIES, INC., the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Additional Lender” means a Person which becomes a Lender pursuant to Section 2.17 or 2.19.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Borrower, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Borrower (a “Controlling Person”) or (ii) any Person (other than such Borrower or a Subsidiary of such Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, the Documentation Agents and the Syndication Agents, and “Agents” means any two or more of the foregoing.

“Agent Parties” has the meaning set forth in Section 9.01.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries concerning or relating to bribery or anti-corruption.

“Appropriate Share” has the meaning set forth in Section 8.03(e).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(b).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.18(b).

“Availability Share” means, with respect to each Borrower, at any time, the percentage which such Borrower’s Maximum Availability bears to the aggregate Maximum Availabilities of all Borrowers, all determined as of such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that (except with respect to a Lender that is subject to a Bail-In Action) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.06(c), then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan which bears interest at a rate determined on the basis of the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.07(a) or Article 8.

“Base Rate Margin” means the applicable rate per annum for Base Rate Loans determined in accordance with the Pricing Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means each of ConEd, Holdings and O&R. References herein to “a Borrower” or “the Borrower” in connection with any Loan hereunder are to the particular Borrower to which such Loan is made or proposed to be made.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrower’s 2025 Annual Report” means, (i) with respect to ConEd or Holdings, such Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC pursuant to the Exchange Act; and (ii) with respect to O&R, which is not required to file periodic reports with the SEC pursuant to the Exchange Act, its audited annual financial statements for 2025 which have been posted on its website: www.oru.com.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of each Issuing Lender and each Lender, as collateral for the Letter of Credit Liabilities, cash or deposit account balances, and “Cash Collateral” shall refer to such cash or deposit account balances. The Administrative Agent shall have exclusive dominion and control, including exclusive right of withdrawal, over the account in which the Cash Collateral is deposited. Cash Collateral posted by any Borrower hereunder and not otherwise applied or released pursuant to other provisions of this Agreement shall be released when all Letters of Credit to which the Letter of Credit Liabilities secured thereby relate shall have expired or been surrendered to the Issuing Lender, all obligations secured thereby shall have been discharged in full and any Commitment to make a Loan or issue a Letter of Credit secured thereby have terminated in full.

“Change in Law” means the occurrence of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any governmental authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any governmental authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the date hereof regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means: (i) with respect to any Borrower, if (A) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of Holdings or (B) during any period of 12 consecutive calendar months, individuals (a) who were directors of Holdings on the first day of such period, (b) whose nomination or election as a Holdings director was approved by at least a majority of such directors or (c) who are serving as a Holdings director pursuant to Holdings’ emergency by-laws shall cease to constitute a majority of Holdings’ board of directors and (ii) with respect to ConEd or O&R, if such Borrower ceases to be Subsidiary of Holdings (other than as permitted by Section 5.04(d)).

“CME” means CME Group Benchmark Administration Limited.

“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, (ii) with respect to each Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.17 or 2.19 and (iii) with respect to any Eligible Assignee which becomes a Lender pursuant to Section 9.06(c), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.09 or 9.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Communication” means this Agreement, any other Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“ConEd” means Consolidated Edison Company of New York, Inc., a New York corporation, all of the common stock of which is owned by Holdings, and its successors.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Borrowers, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrowers, determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrowers, determines, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Debt” means, with respect to a Borrower, at any date, the Debt (other than Non-recourse Debt) of such Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Net Tangible Assets” means, with respect to a Borrower, the aggregate amount of assets appearing on the consolidated balance sheet of such Borrower and its Consolidated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) to the extent included therein, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (other than current maturities of long-term indebtedness), all as set forth on the books and records of such Borrower and its Consolidated Subsidiaries and determined in accordance with GAAP.

“Consolidated Subsidiary” means, with respect to a Borrower, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capital” means, with respect to a Borrower, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of such Borrower and its Consolidated Subsidiaries (including for this purpose any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise), in each case determined at such date.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated, the aggregate outstanding principal amount of its Loans and Letter of Credit Liabilities at such time.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which, as provided in Section 1.02, are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means, with respect to a Borrower, any condition or event which constitutes an Event of Default with respect to such Borrower or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Issuing Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a confirmation in writing that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such confirmation in form and substance satisfactory to it, or (d) has become, or has a Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Disclosed Matters” means the matters disclosed in public filings with the SEC made by ConEd or Holdings, as applicable, or any of their Consolidated Subsidiaries on or prior to the Effective Date on Form 8-K, Form 10-Q or Form 10-K. For the avoidance of doubt, the disclosure in such documents shall not be deemed to include any disclosure of “Risk Factors” or risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, but in each case, other than any specific factual information contained therein.

“Documentation Agent” means each of Barclays Bank PLC and Wells Fargo Bank, National Association, each in its capacity as a documentation agent in respect of this Agreement.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.

“Electronic Copy” has the meaning set forth in Section 9.16.

“Eligible Assignee” means, subject in each case to the consent of each Issuing Lender (each such consent not to be unreasonably withheld or delayed), (i) a Lender; (ii) an affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than any Borrower or any Affiliate or Subsidiary of any Borrower, a Defaulting Lender or any affiliate or Subsidiary of a Defaulting Lender (or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons) or a natural Person (or holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of one or more natural persons)) approved by the Administrative Agent and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing with respect to such Borrower, each Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of a Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 9.06(b)(i)), such Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by such Borrower prior to such fifth Business Day.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means with respect to a Borrower, such Borrower, any Subsidiary of such Borrower and all trades or businesses (whether or not incorporated) that are treated as a single employer with such Borrower or any Subsidiary of such Borrower under Sections 414(b) or (c) of the Internal Revenue Code or, to the extent applicable, Sections 414(m) or (o) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Revolving Credit Agreements” means (a) the $2,500,000,000 Credit Agreement dated as of March 27, 2023 among ConEd, Holdings, O&R, the lenders party thereto and Bank of America N.A., as administrative agent for such lenders, as amended and (b) $500,000,000 364-Day Revolving Credit Agreement dated as of March 24, 2025 among ConEd, the lenders party thereto and Bank of America N.A., as administrative agent for such lenders, as amended.

“Extension Agreement” has the meaning set forth in Section 2.19(b)(iii).

“Extension Request” has the meaning set forth in Section 2.19(a).

“FATCA” has the meaning set forth in Section 8.04.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“Fiscal Quarter” means, with respect to a Borrower, a fiscal quarter of such Borrower.

“Fiscal Year” means, with respect to a Borrower, a fiscal year of such Borrower.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, with respect to a Borrower, generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by such Borrower’s independent public accountants) with the most recent audited consolidated financial statements of such Borrower and its Consolidated Subsidiaries delivered to the Lenders.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by- products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Holdings” means Consolidated Edison, Inc., a New York corporation and the sole common shareholder of each of ConEd and O&R.

“Increased Commitments” has the meaning set forth in Section 2.17(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Interest Rate Election (in the case of each requested Interest Period, subject to availability); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) any Interest Period which would end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Issuance, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower or in favor of the Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means (i) each of Bank of America, N.A., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd, Barclays Bank PLC and Wells Fargo Bank, National Association and (ii) any other Lender designated by a Borrower that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder. References herein to “the Issuing Lender” in connection with any Letter of Credit are to the particular Issuing Lender which issued or is requested to issue such Letter of Credit.

“Joint Lead Arrangers” means BofA Securities Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Barclays Bank PLC and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and bookrunner in respect of this Agreement.

“Lender” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Eligible Assignee which becomes a Lender pursuant to Section 9.06(c), (iii) each Person which becomes a Lender pursuant to Section 8.06, 2.17 or 2.19 and (iii) their respective successors. Unless the context otherwise requires, “Lender” shall include each Issuing Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any affiliate of such Lender or any domestic or foreign branch of such Lender or such affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means a letter of credit issued or to be issued hereunder by an Issuing Lender.

“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s Percentage of the sum of (x) the aggregate amount then owing by all Borrowers in respect of amounts paid by the Issuing Lender upon a drawing under a Letter of Credit issued hereunder and (y) the aggregate amount then available for drawing under all outstanding Letters of Credit.

“Letter of Credit Termination Date” means the date that is seven (7) Business Days prior to the Termination Date (or if such date is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, a Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made or to be made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Document” means this Agreement, including schedules and exhibits hereto, each Note, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Long-Dated Letter of Credit” means any Letter of Credit having an expiry date later than the fifth Business Day prior to the Termination Date.

“Material Adverse Effect” means, with respect to a Borrower, (i) a material adverse effect upon the business, financial condition or results of operations of such Borrower and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of such Borrower to perform its obligations under this Agreement and the Notes, or (iii) a material adverse effect on the rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders under this Agreement and the Notes.

“Material Debt” means, with respect to a Borrower, Debt (except (i) Debt of such Borrower outstanding hereunder and (ii) Non-recourse Debt) of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $150,000,000.

“Material Financial Obligations” means, with respect to a Borrower, a principal or face amount of Debt (other than (i) the Loans to such Borrower and (ii) Non-recourse Debt) and/or payment or collateralization obligations in respect of Derivatives Obligations of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $150,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.

“Material Subsidiary” means, with respect to a Borrower, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w) (or any successor provision)), but treating all references therein to the “registrant” as references to the Borrower).

“Maximum Availability” means, subject to Section 6.01 and Section 2.17(f), (i) for ConEd, the lesser of the aggregate amount of the Commitments and $3,500,000,000; (ii) for Holdings, the lesser of the aggregate amount of the Commitments and $800,000,000 and (iii) for O&R, the lesser of the aggregate amount of the Commitments and $250,000,000; provided, however, that, from time to time, upon notice to the Administrative Agent provided at least five (5) Business Days prior to any proposed change: (a) O&R may elect to (x) reduce its Maximum Availability or (y) increase its Maximum Availability to an aggregate principal amount not to exceed $300,000,000 and/or (b) Holdings may elect to (x) reduce its Maximum Availability or (y) increase its Maximum Availability to an aggregate principal amount not to exceed $1,000,000,000; provided further that any such change in clause (a) or clause (b) shall be in an aggregate principal amount of $5,000,000 or a larger multiple of $1,000,000. The Administrative Agent shall promptly notify the Lenders of the effectiveness of any such change.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-recourse Debt” means Debt of any Subsidiary of any Borrower or any other Person with respect to which such Subsidiary has granted any security interest, lien, mortgage, encumbrance, guarantee or other credit support of any kind: (a) as to which none of the Borrowers or any other Subsidiary of the Borrowers (i) provides any guarantee of or credit support with respect to such Debt of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Debt) or (ii) is directly or indirectly liable (as a guarantor or otherwise) (other than for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers and violations of single purpose entity covenants), provided, for avoidance of doubt, normal and customary sponsor support arrangements (including, without limitation, guarantees or letters of credit provided for project debt service, major maintenance or operations and maintenance reserves) existing on the Effective Date and additional such arrangements entered into or otherwise arising after the Effective Date in an aggregate amount for such additional arrangements not to exceed $150,000,000 at any time outstanding, do not constitute guarantee or credit support with respect to, or direct or indirect liability for, such Debt, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against such Subsidiary or other Person) would permit (upon notice, lapse of time or both) any holder of any other Debt of any Borrower or any Subsidiary of any Borrower to declare a default under such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Interest Rate Election” means a notice of (a) a conversion of Loans from one type to the other or (b) a continuation of Term SOFR Loans, pursuant to Section 2.07, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Notice of Issuance” has the meaning set forth in Section 2.18(b).

“O&R” means Orange and Rockland Utilities, Inc., a New York corporation and wholly-owned Subsidiary of Holdings, and its successors.

“Other Connection Taxes” has the meaning set forth in Section 8.04(a).

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 9.06(d).

“Participant Register” has the meaning set forth in Section 9.06(d).

“Payment Date” has the meaning set forth in Section 2.18(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time, subject to adjustment as provided in Section 2.20 when a Defaulting Lender shall exist. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c) and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Percentage of each Lender is set forth opposite the name of such Lender on the Commitment Schedule attached hereto or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code or Section 302 of ERISA and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning set forth in Section 5.01.

“Pricing Schedule” means the Pricing Schedule for the Borrowers attached hereto.

“PSC” means the New York State Public Service Commission.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 5.01.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Recipient” has the meaning set forth in Section 8.04(a).

“Register” has the meaning set forth in Section 9.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning set forth in Section 2.18(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning set forth in Section 7.09(b).

“Resignation Effective Date” has the meaning set forth in Section 7.09(a).

“Required Lenders” means, at any time, Lenders having more than 50% in aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Rescindable Amount” has the meaning set forth in Section 2.04(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief financial officer or treasurer of the applicable Borrower and solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01, the secretary or any assistant secretary of the applicable Borrower and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers; provided that one of the foregoing officers has provided written notice to the Administrative Agent of such designation (in a form reasonably acceptable to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Retiring Administrative Agent” has the meaning set forth in Section 7.09(c).

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“Sanctions” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control, the United States Departments of State or Commerce or any other United States governmental authority.

“Scheduled Unavailability Date” has the meaning set forth in Section 2.06(c).

“SEC” means the Securities and Exchange Commission.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Stop Issuance Notice” has the meaning set forth in Section 2.18(f).

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Successor” has the meaning set forth in Section 5.07(a).

“Successor Rate” has the meaning set forth in Section 2.06(c).

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., each in its capacity as a syndication agent in respect of this Agreement.

“Taxes” has the meaning set forth in Section 8.04(a).

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. (New York City time) on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto for such term;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Margin” means the applicable rate per annum for Term SOFR Loans determined in accordance with the Pricing Schedule.

“Term SOFR Replacement Date” has the meaning set forth in Section 2.06(c).

“Termination Date” means, as to any Lender, March 11, 2031, or such later date to which the Termination Date may be extended with respect to such Lender pursuant to Section 2.19, or if any such date is not a Business Day, the next preceding Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans of the Borrowers determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(f)(iii).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if a Borrower notifies the Administrative Agent that such Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP after the date hereof (or if the Administrative Agent notifies a Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied with respect to such Borrower on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Required Lenders. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement leases shall continue to be accounted for on a basis consistent with that reflected in the financial statements of the applicable Borrower for the fiscal year ended December 31, 2017, and all calculations and deliverables under this Agreement shall be made or delivered, as applicable, in accordance with such accounting.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the same Borrower by one or more Lenders pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term SOFR Borrowing” is a Borrowing comprised of Term SOFR Loans).

Section 1.04. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.05. Division of LLCs. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.06. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Section 1.07. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to each Borrower pursuant to this Section 2.01 from time to time during the Revolving Credit Period; provided that, immediately after each such Loan is made, (i) the aggregate outstanding principal amount of such Lender’s Loans to all Borrowers plus the aggregate amount of such

Lender’s Letter of Credit Liabilities shall not exceed its Commitment, (ii) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower and (iii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, prepay Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this Section 2.01. Loans made to any Borrower shall be the several obligations of such Borrower.

(b) Minimum Amounts. Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available within the limitations set forth above) and shall be made from the several Lenders ratably in proportion to their respective Commitments.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent irrevocable notice of any Borrowing by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing not later than (x) 10:30 a.m. (New York City time) on the date of each Base Rate Borrowing and (y) 11:00 a.m. (New York City time) on the second Business Day before each Term SOFR Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Business Day;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or Term SOFR; and

(d) in the case of a Term SOFR Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

provided that, in the case of any Term SOFR Borrowing to be made on the Effective Date, the Borrower shall have delivered to the Administrative Agent, concurrently with or prior to the delivery of the Notice of Borrowing in respect of such Borrowing, a duly executed funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent.

Section 2.03. [Reserved.]

Section 2.04. Notice to Lenders; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Lender shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender before the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.06 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement. The failure of any Lender to make available to the Administrative Agent such Lender’s share of the Borrowing hereunder shall not relieve any other Lender of its obligation to fund its own share of such Borrowing; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan hereunder.

(d) With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) any Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by any Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of the applicable Lender.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

(b) Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Term SOFR Margin. Such interest shall be payable in arrears on the last day of each Interest Period applicable to such Loan (provided, in the case of an Interest Period in excess of three months, such interest shall be payable on each date occurring at three-month intervals after the first day of such Interest Period) and the Termination Date. Any overdue principal of or interest on any Term SOFR Loan shall bear interest (after as well as before judgment), payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Term SOFR Margin for such day plus the Term SOFR applicable to such Loan on the day before such payment was due (or, if the circumstances described in Section 8.02 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day).

(c) Inability to Determine Rates.

(i) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.06(c)(ii), and the circumstances under clause (A) of Section 2.06(c)(ii) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.06(c)(i), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(ii) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to each Borrower) that the Borrowers or Required Lenders (as applicable) have determined, that:

(A) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (B) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.06(c)(ii)(A) or (B) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.06(c) at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.06(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Base Rate Loan and each Term SOFR Loan with respect to which the last day of the Interest Period is the same day (subject to Section 2.07(d) and the provisions of Article 8), as follows:

(i) if such Loan is a Base Rate Loan, the Borrower may elect to convert such Loan to a Term SOFR Loan as of any Business Day; and

(ii) if such Loan is a Term SOFR Loan, the Borrower may elect to convert such Loan to a Base Rate Loan as of any Business Day or elect to continue such Loan as a Term SOFR Loan for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loan.

Each such election shall be made by (A) telephone or (B) a Notice of Interest Rate Election; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Interest Rate Election not later than 1:00 p.m. (New York City time) on the second Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Base Rate Loans or Term SOFR Loans with respect to which the last day of the Interest Period is the same day; provided that the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans).

(b) Each Notice of Interest Rate Election shall specify:

(i) the Loans (or portion thereof) to which such notice applies (which Loans shall be Base Rate Loans or Term SOFR Loans with respect to which the last day of the Interest Period is the same day);

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the applicable Loans are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Term SOFR Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Term SOFR Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Term SOFR Loans if (i) the aggregate principal amount of any Term SOFR Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e) If any Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f) If the Borrower fails to specify a type of Loan in a Notice of Borrowing or Notice of Interest Rate Election or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Term SOFR Loans with an Interest Period of one month and any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Notice of Borrowing or Notice of Interest Rate Election, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

Section 2.08. Fees. (a) Each Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in proportion to their Credit Exposures, a facility fee calculated for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing Schedule) on such Borrower’s allocated share of the aggregate amount of the Credit Exposures on such day. For this purpose, and solely for this purpose, there shall be allocated to each Borrower a portion of the aggregate Credit Exposures equal to the sum of (i) the aggregate outstanding principal amount of all Loans to, and Letter of Credit Liabilities for the account of, such Borrower at such date and (ii) such Borrower’s Availability Share of the excess, if any, at such date of the aggregate amount of the Commitments over the Total Outstanding Amount. Such facility fee shall accrue for each day from and including the Effective Date to but excluding the day on which the Credit Exposures are reduced to zero.

(b) The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Term SOFR Margin for such day and (ii) to each Issuing Lender for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate as may be mutually agreed between the Borrower and such Issuing Lender from time to time. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04.

(c) Fees accrued for the account of the Lenders under this Section 2.08 shall be payable quarterly in arrears on each Quarterly Payment Date and on the day on which the Commitments terminate in their entirety (and, if later, on the day on which the Credit Exposures are reduced to zero). Any overdue fees accrued for the account of the Lenders under this Section 2.08 shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate Margin plus the Base Rate for such day.

Section 2.09. Termination or Reduction of Commitments. (a) The Borrowers may, upon at least three Business Days’ irrevocable notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this Section 2.09, the Administrative Agent shall notify each Lender of the contents thereof.

(b) Unless previously terminated, each Lender’s Commitment shall terminate on the Termination Date applicable to such Lender.

Section 2.10. Optional Prepayments. (a) The Borrower may (i) upon same day notice to the Administrative Agent given not later than 11:00 a.m. (New York City time), prepay any Base Rate Loans or (ii) upon at least two Business Days’ notice to the Administrative Agent, prepay any Term SOFR Loans, in each case without premium or penalty, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay the Loans of the several Lenders ratably in proportion to the Lenders’ Credit Exposures.

(b) [Reserved.]

(c) Promptly after receiving a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without defense, setoff or counterclaim, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or any payment of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term SOFR Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Borrower notifies the Administrative Agent at least one Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If (i) the Borrower makes any payment of principal with respect to any Term SOFR Loan or any Term SOFR Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), (ii) the Borrower fails to borrow, prepay, convert or continue any Term SOFR Loan after notice has been given to any Lender in accordance with Section 2.04(b), 2.07(c) or 2.10(c) or (iii) a Lender assigns its interest in any Term SOFR Loan other than on the last date of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 8.06, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest based on the Base Rate hereunder (including computations of the Base Rate determined by reference to Term SOFR) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Notes; Evidence of Debt. (a) Each Borrower hereby agrees that, upon the request of any Lender at any time, such Lender’s Loans shall be evidenced by a promissory note or notes of such Borrower (each a “Note”), substantially in the form of Exhibit A hereto, payable to such Lender (or its registered assigns) and representing the obligation of such Borrower to pay the unpaid principal amount of the Loans made to such Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(b) Each Lender shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Lender’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

(c) The Loan made by each Lender, whether or not evidenced by a Note, shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing hereunder.

Section 2.15. [Reserved].

Section 2.16. Change of Control. If a Change of Control shall occur with respect to any Borrower, (i) such Borrower will, promptly after the occurrence thereof, give each Lender notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Lender may, by three Business Days’ notice to such Borrower and the Administrative Agent given not later than 60 days after such notice of Change of Control is received, terminate its Commitment as to such Borrower, which shall thereupon be terminated, and declare the Loans to such Borrower held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower and (iii) such Borrower shall Cash Collateralize the Letter of Credit Liabilities of such Lender in respect of Letters of Credit issued for the account of such Borrower.

Section 2.17. Increased Commitments; Additional Lenders.

(a) From time to time the Borrowers may, upon at least five Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Borrowers may designate one or more Eligible Assignees which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person, become a party to this Agreement with a Commitment of not less than $5,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.17 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.17 shall not exceed $500,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Increased Commitments and such opinions of counsel for the Borrowers with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Borrowers stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, (i) the respective Letter of Credit Liabilities of the Lenders shall be redetermined as of the effective date of such increase and (ii) within five Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Term SOFR Loans then outstanding, the Borrowers shall prepay or repay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article 3, the Borrowers shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion.

(f) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall result in an increase to the Maximum Availability of each Borrower such that the ratio of (x) the Maximum Availability of each Borrower to the Commitments prior to the Increased Commitments is consistent with the ratio of (y) the Maximum Availability of each Borrower to the Commitments after the Increased Commitments.

Section 2.18. Letters of Credit.

(a) Commitment to Issue Letters of Credit.

(i) Subject to the terms and conditions hereof, each Issuing Lender agrees (1) to issue Letters of Credit from time to time on a Business Day not less than 30 days prior to the Termination Date upon the request of each Borrower and to amend Letters of Credit previously issued by it in accordance with Section 2.18(b) and (2) to honor drawings under the Letters of Credit; provided that, immediately after each Letter of Credit is issued, (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the aggregate amount of Letter of Credit Liabilities of all Lenders shall not exceed $900,000,000, (iii) the aggregate amount of Letter of Credit Liabilities in respect of Letters of Credit issued by any Issuing Lender shall not exceed $75,000,000 without the consent of such Issuing Lender and (iv) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower; provided further that Barclays Bank PLC shall only be required to issue standby Letters of Credit. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. Letters of Credit outstanding under the Existing Revolving Credit Agreements on the Effective Date shall be deemed to be issued on such date under this Agreement.

(ii) The Issuing Lender shall not issue any Letter of Credit, if:

(A) subject to Section 2.18(b), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension of such Letter of Credit, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Termination Date, unless all the Lenders have approved such expiry date.

(iii) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any governmental authority shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date;

(B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(C) the Letter of Credit is to be denominated in a currency other than U.S. dollars; or

(D) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.20(c)(i)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Sections 7.03, 7.04, 7.05 and 7.07 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in such Sections included the Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Lender.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Lender notice signed by a Responsible Officer of the Borrower (with a copy to the Administrative Agent) at least three Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension of a Letter of Credit, other than an Auto-Extension Letter of Credit, prior to the Issuing Lender’s deadline for such notice) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). If requested by the applicable Issuing Lender in connection with any request for any Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form. Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Notice of Issuance from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Lender.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if the Borrower so requests in any applicable Notice of Issuance, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit containing a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender (each, an “Auto-Extension Letter of Credit”); provided that the Issuing Lender shall timely give such notice of termination unless the conditions to issuance of a Letter of Credit have theretofore been met with respect to such extension; provided further, any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit or, in the case of any renewal or extension thereof, the date of such renewal or extension) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period. The Borrower shall not be required to give the Issuing Lender a Notice of Issuance for any such extension. Notwithstanding the foregoing, in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date, unless all the Lenders have approved such expiry date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall examine drawing documents within the period stipulated by the terms and conditions of the Letter of Credit. After such examination, the Issuing lender will notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender, through the Administrative Agent, for any amounts paid by the

Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 a.m. (New York City time) on any date, on the next succeeding Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Lender and remaining unpaid by the Borrower after the date and time required by Section 2.18(c)(i) (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) at its address referred to in Section 9.01 in immediately available funds, not later than 2:00 p.m. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 p.m. (New York City time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) If the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned (including pursuant to any settlement entered into by the Issuing Lender in its discretion), such Lender will return to the Administrative Agent any portion thereof previously distributed to it by the Administrative Agent, plus interest thereon from the date of such demand (or, if such demand is made after 1:00 p.m. (New York City time) on such date, from the next succeeding Business Day) to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of any and all Reimbursement Obligations under this Agreement and the termination of this Agreement.

(d) Obligations Absolute. The obligations of the Borrower and each Lender under Section 2.18(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) any payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise;

(viii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix) any payment made by the Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit, if presentation after such date is authorized by the ISP or the UCP, as applicable; or

(x) any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (x), constitute a legal or equitable discharge of or defense to, the Borrower’s or the Lender’s obligations hereunder;

provided, that this Section 2.18(d) shall not limit the rights of the Borrower under Section 2.18(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.18; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Lenders (including, subject to subsection (g) below, an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this Section 2.18(e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f) Stop Issuance Notice. If the Required Lenders reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g) If the terms and conditions of any Issuer Documents are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, provided that, to the extent the Issuing Lender so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (e)(ii), but such agreement by the Issuing Lender may not directly or indirectly alter the rights and obligations of any other Lender under this Agreement.

(h) Each Borrower shall, not later than the ninetieth day prior to the Termination Date (or if such day is not a Business Day, the next preceding Business Day) Cash Collateralize the aggregate amount available for drawing under all of its respective Long-Dated Letters of Credit, if any; provided, however, that such payment shall not be required if and to the extent the Administrative Agent is holding funds as collateral pursuant to Section 6.03 with respect to such Long-Dated Letters of Credit. Following the subsequent expiration, or surrender to the Issuing Lender, of any of a Borrower’s Long-Dated Letters of Credit, so long as no Event of Default then exists with respect to such Borrower, the Administrative Agent shall promptly return to such Borrower any funds the Administrative Agent is holding pursuant to this Section 2.18(h) for such Long-Dated Letter of Credit.

(i) Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.

(j) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.19. Extension Options. (a) At any time on and after the first anniversary of the Effective Date through the date that is 45 days prior to the Termination Date in effect on the date hereof, the Borrowers may request an extension of the Termination Date for a period of one year from the Termination Date then in effect by providing written notice to that effect to the Administrative Agent not less than 30 days nor more than 90 days prior to the date on which such extension is to take effect (each such request, an “Extension Request”), whereupon the Administrative Agent shall promptly notify each of the Lenders of such Extension Request; provided that, (i) in no event shall more than two Extension Requests be made and (ii) any second Extension Request shall not be made earlier than at least 12 months after the date of the first Extension Request. Each Lender will use its best efforts to respond to any such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 30 days of any such notice to the Administrative Agent. If any Lender shall not have responded affirmatively within any such 30-day period, such Lender shall be deemed to have rejected the Borrowers’ proposal to extend its Commitment and only the Commitments of those Lenders which have responded affirmatively shall be extended.

(b) Any extension of the Commitments pursuant to this Section 2.19 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such extension, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such extension, no Default shall have occurred and be continuing or would result from such extension; and

(iii) receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit K hereto (the “Extension Agreement”) duly completed and signed by the Borrowers, the Administrative Agent and all of the Lenders which have responded affirmatively, which Lenders shall have more than 50% of the aggregate amount of the Commitments.

(c) If any Lender rejects, or is deemed to have rejected, the Borrowers’ proposal to extend its Commitment, (A) such Lender’s Commitment (and, if such Lender is an Issuing Lender, its obligation to issue Letters of Credit) shall terminate on the Termination Date then in effect with respect to such Lender, (B) the Borrowers shall pay to such Lender on such Termination Date any amounts due and payable to such Lender on such date and (C) the Borrowers may, if they so elect, designate one or more Eligible Assignees which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person, become a party to this Agreement with a Commitment of not less than $5,000,000, provided that any such designation or agreement may not increase the aggregate amount of the Commitments. Upon execution and delivery by the Borrowers and such Lender or Additional Lender of an instrument of assumption in form and amount satisfactory to the Administrative

Agent and execution and delivery of the Extension Agreement pursuant to Section 2.19(b), such existing Lender shall have a Commitment as therein set forth or such other Person shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. On the date of termination of any Lender’s Commitment as contemplated by this subsection (c), the respective participations of the other Lenders in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Lender whose Commitment is terminated shall terminate; provided that the Borrowers shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans and/or secure cancellation of outstanding Letters of Credit or, to the extent that such redetermination cannot be effected within the limits of the Commitments even after all outstanding Loans have been prepaid, Cash Collateralize the Letter of Credit Liabilities to the extent of the excess, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so.

(d) The Administrative Agent shall promptly notify the Lenders of the effectiveness of each extension of the Commitments pursuant to this Section 2.19.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.08(b);

(b) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any Letter of Credit Liabilities exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default has occurred and is continuing, the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that the sum of each such Non-Defaulting Lender’s Loans plus such Non-Defaulting Lender’s Letter of Credit Liabilities (after giving effect to such reallocation) would not exceed the total of such Non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Lender only such Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above and only to the extent such Defaulting Lender’s Letter of Credit Liabilities have not been Cash Collateralized pursuant to Section 2.20(e)) for so long as such Letter of Credit Liabilities are outstanding;

(iii) if a Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(c) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;

(iv) to the extent such Defaulting Lender’s Letter of Credit Liabilities are reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, the fees payable to the Non-Defaulting Lenders pursuant to Section 2.08(b) and 2.08(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Percentages;

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Liabilities) and letter of credit fees payable under Section 2.08(c) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lenders until and to the extent that such Letter of Credit Liabilities is reallocated and/or Cash Collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateralized in accordance with Section 2.20(c)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

(d) In the event that the Administrative Agent, the Borrower and each Issuing Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

(e) Any payment of principal, interest, or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Letter of Credit Liabilities with respect to such Defaulting Lender in accordance with Section 2.20(c); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Letter of Credit Liabilities with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20(c); sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. The Commitments shall become effective on the date the Administrative Agent shall have received:

(a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it written confirmation (including by electronic means) from such party of execution of a counterpart hereof by such party);

(b) the opinions of the General Counsel, Vice President – Legal Services or Vice President – Corporate Secretary of each Borrower substantially in the form of Exhibits E, F and G hereto, dated the Effective Date and covering such matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(c) evidence satisfactory to it that all filings, consents and approvals, if any, required to be made with, or obtained from, any governmental authority in connection with the transactions contemplated hereby shall have been made or obtained and shall be, in each case, in full force and effect on and as of the Effective Date;

(d) all documents the Administrative Agent may reasonably request relating to the existence of the Borrowers, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(e) evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under the Existing Revolving Credit Agreements;

(f) at least five (5) Business Days prior to the Effective Date, all documentation and other information about the Borrowers and their Affiliates as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; and

(g) all fees and expenses required to be paid on or before the Effective Date (in the case of expenses, for which the Borrowers have been billed at least two (2) Business Days prior to the Effective Date), including the reasonable and documented fees and expenses of counsel for the Administrative Agent and the Joint Lead Arrangers.

The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a (i) Notice of Borrowing as required by Section 2.02 or (ii) a Notice of Issuance as required by Section 2.18(b);

(b) the fact that, immediately after such Borrowing or issuance (or renewal or extension), (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, and (ii) the aggregate outstanding principal amount of the Loans made to each Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower will not exceed such Borrower’s Maximum Availability;

(c) the fact that, immediately before and after such Borrowing or issuance (or renewal or extension), no Default with respect to the Borrower shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of any such Borrowing or issuance subsequent to the Effective Date, those contained in Sections 4.04(c), 4.05(a) and 4.11) shall be true in all material respects (or, with respect to any representation or warranty qualified by reference to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or issuance (or renewal or extension); and

(e) the fact that immediately after any such Borrowing by ConEd or O&R, the aggregate outstanding principal amount of the Loans made to ConEd or O&R, as the case may be, under this Agreement, which aggregated with any other financing covered by the same authorization, will not exceed the applicable amounts authorized, as of such date, by the PSC or the FERC to be borrowed by such Borrower.

Each Borrowing or issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in the foregoing clauses 3.02(b), 3.02(c), 3.02(d) and 3.02(e).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants on the Effective Date that:

Section 4.01. Corporate Existence and Power. Such Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement and its Notes are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except in the case of ConEd and O&R (i) the approval of the PSC for borrowings with a maturity of more than one year, which at the date of this Agreement has been obtained for borrowings prior to December 31, 2027 under one or more revolving credit agreements in amounts at any time outstanding of up to $3.0 billion for ConEd and for borrowings prior to December 31, 2028 under one or more revolving credit agreements in amounts at any time outstanding of up to $250 million for O&R; (ii) the authorization by the FERC of short-term borrowings, which at the date of this Agreement has been obtained for borrowings prior to April 30, 2026 in amounts at any time outstanding of up to $4.0 billion for ConEd and for borrowings prior to July 31, 2026 in amounts at any time outstanding of up to $250 million for O&R; and (iii) the filing of such reports with the PSC and the FERC as may be required under law) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of such Borrower’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or any Subsidiary of such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any Subsidiary of such Borrower.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each Note of such Borrower, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of December 31, 2025 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP and set forth in such Borrower’s 2025 Annual Report, fairly present, in all material respects, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year in conformity with GAAP.

(b) [Reserved].

(c) As of the Effective Date, except for Disclosed Matters, since December 31, 2025, there has been no material adverse change in the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Litigation. Except (solely with respect to clause (a) below) for Disclosed Matters, there is no action, suit or proceeding pending against, or to such Borrower’s knowledge threatened against or affecting, such Borrower or any Subsidiary of such Borrower before any court or arbitrator or any governmental body, agency or official (a) in which, as of the Effective Date, there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or (b) which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. Except as would not be reasonably expected to have a Material Adverse Effect, each member of the ERISA Group of such Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as would not be reasonably expected to have a Material Adverse Effect, no member of the ERISA Group of such Borrower has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for non-delinquent premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, such Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). Except for Disclosed Matters, (i) on the basis of the foregoing review, such Borrower has reasonably concluded that such associated liabilities and costs, including the costs of complying with Environmental Laws, are unlikely to have a Material Adverse Effect with respect to such Borrower and (ii) such Borrower and its Subsidiaries are in compliance with all Environmental Laws, except where the failure to so comply could not be reasonably expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.08. Taxes. Such Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any Subsidiary of such Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of material taxes or other governmental charges are, in such Borrower’s opinion, adequate.

Section 4.09. Subsidiaries. Each of such Borrower’s Material Subsidiaries (if any) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10. Investment Company Status. Such Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. For ConEd and Holdings, as of the Effective Date, neither such Borrower’s Form 10-K for the year ended December 31, 2025, as of the date of filing of such Form 10-K, nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have subsequently filed with the SEC, as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading.

Section 4.12. Sanctions and Anti-Corruption Laws. Such Borrower and its Subsidiaries have implemented and maintain in effect policies that, in order to provide assurance that such Borrower and its Subsidiaries comply with applicable Anti-Corruption Laws and Sanctions, instruct their respective directors and officers with respect to compliance with applicable Anti-Corruption Laws and Sanctions. Neither such Borrower nor any of its Subsidiaries nor, to the knowledge of such Borrower, any of its or their respective directors or officers (x) is the target of any Sanctions, (y) is in violation of any Anti-Corruption Laws in any material respect or (z) is located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of any comprehensive Sanctions.

ARTICLE 5

COVENANTS

Each Borrower agrees that, so long as any Lender has any Credit Exposure hereunder or any interest or fees accrued hereunder remain unpaid:

Section 5.01. Information. Such Borrower will deliver to each of the Lenders:

(a) as soon as available and in any event within 95 days after the end of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statements of income and cash flows for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP, in all material respects, by such Borrower’s chief financial officer, chief accounting officer or controller, or treasurer;

(c) within the time frames specified for the delivery of each set of financial statements referred to in Section 5.01(a) and 5.01(b) above, a certificate of such Borrower’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 5.10 and (ii) stating whether any Default with respect to such Borrower exists on the date of such certificate and, if any Default with respect to such Borrower then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(d) within five Business Days after any officer of a Borrower obtains knowledge of any Default with respect to such Borrower, if such Default with respect to such Borrower is then continuing, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(e) promptly after the mailing thereof to such Borrower’s or Holdings’ shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by such Borrower with the SEC;

(g) if and when any Borrower (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a material bond or other security, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which such Borrower or applicable member of the ERISA Group of such Borrower is required or proposes to take; and

(h) from time to time such additional information regarding the financial position or business of such Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to clauses (a), (b), (e) or (f) above which is filed by any Borrower with the SEC or, in the case of O&R, posted on its website (www.oru.com) shall be deemed to have been delivered on the date when so filed or posted. Each Borrower shall promptly notify the Lenders that such information has been posted on such Borrower’s website or filed with the SEC and shall deliver paper copies of the information referred to in clauses (a), (b), (e) or (f) to the Administrative Agent for any Lender which requests such delivery.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute information required to be kept confidential pursuant to Section 9.09, they shall be treated as set forth in such Section); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 5.02. Payment of Obligations. Such Borrower will pay and discharge, and will cause each Subsidiary of such Borrower to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same are contested in good faith by appropriate proceedings and except where the failure to pay and discharge the same could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.03. Maintenance of Property; Insurance. (a) Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, all material property necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted.

(b) Such Borrower will, and will cause each Material Subsidiary of such Borrower to, maintain (either in such Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts (with no greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute engaged in the same or a similar business. Such Borrower will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in accordance with Section 5.07, such Borrower and its Material Subsidiaries will continue to engage in business of the same general type as now conducted by such Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit:

(a) the merger of a Subsidiary of such Borrower into such Borrower (other than the merger of ConEd or O&R into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing;

(b) the merger or consolidation of a Subsidiary of such Borrower with or into a Person other than such Borrower (other than the merger or consolidation of ConEd or O&R with or into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing;

(c) the termination of the corporate existence of a Subsidiary of such Borrower (other than the termination of the corporate existence of ConEd or O&R) if such Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Lenders; or

(d) the merger of O&R into ConEd in accordance with Section 5.07.

Section 5.05. Compliance with Laws. Such Borrower will comply, and will cause each Subsidiary of such Borrower to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower. Such Borrower will comply, and will cause each Subsidiary of such Borrower to comply, in all material respects, with all applicable Sanctions and Anti-Corruption Laws.

Section 5.06. Inspection of Property, Books and Records. Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary of such Borrower to permit, at reasonable times and upon five Business Days’ notice, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.

Section 5.07. Consolidations, Mergers and Transfers of Assets. (a) Such Borrower will not consolidate or merge with or into any other Person; provided that such Borrower may consolidate or merge with another Person if:

(i) either (A) such Borrower is the corporation surviving such merger or (B) such Borrower gives the Administrative Agent at least fifteen days prior written notice of such consolidation or merger (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) and the Person (if other than such Borrower) surviving such merger or formed by such consolidation (any such Person, the “Successor”), shall (i) be organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on its Loans and the performance of the other obligations under this Agreement and its Notes on the part of such Borrower to be performed or observed, as fully as if such Successor were originally named as such Borrower in this Agreement; and (iii) at least five days prior to such consolidation or merger, provide (A) all documentation and other information about the Successor as may be reasonably requested in writing by the Administrative Agent or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act and (B) opinions of counsel to the Successor covering corporate status of the Successor and its authority to enter into, and enforceability of, the agreement evidencing its assumptions of the obligations hereunder and under any Notes, in form and substance reasonably acceptable to the Administrative Agent; and

(ii) after giving effect to such consolidation or merger, no Default with respect to such Borrower shall have occurred and be continuing.

(b) Such Borrower will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets, to any other Person.

Section 5.08. Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used by such Borrower for its general corporate purposes, other than hostile acquisitions. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.09. Negative Pledge. Neither such Borrower nor any Subsidiary of such Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $150,000,000;

(b) Liens securing the obligations of a Subsidiary under Non-recourse Debt on the assets of such Subsidiary;

(c) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing obligations incurred or assumed for the purpose of financing all or any part of the cost of acquiring ownership or use of such asset or a related asset, provided that such Lien attaches to such asset concurrently with or within 90 days after such acquisition;

(e) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section 5.09, provided that such Debt is not increased and is not secured by any additional assets;

(h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations and (ii) do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding $25,000,000;

(i) Liens on cash and cash equivalents securing Derivatives Obligations;

(j) Liens in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section 5.09 securing Debt of such Borrower and its Subsidiaries in an aggregate principal or face amount not at any time exceeding 10% of Consolidated Net Tangible Assets of such Borrower.

Section 5.10. Debt to Total Capital. The ratio of Consolidated Debt of such Borrower to Consolidated Total Capital of such Borrower shall not at any time exceed 0.65 to 1.

Section 5.11. Transactions with Affiliates. Such Borrower will not, and will not permit any Subsidiary of such Borrower to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate of such Borrower except (i) on an arms-length basis on terms at least as favorable to such Borrower or such Subsidiary of such Borrower as could have been obtained from a third party that was not an Affiliate of such Borrower or (ii) as otherwise permitted by the PSC and FERC; provided that the foregoing provisions of this Section 5.11 shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class and (y) ConEd and O&R from purchasing their own common stock or the common stock of Holdings, so long as in each case, after giving effect thereto, no Default shall have occurred and be continuing.

Section 5.12. Sanctions; Anti-Corruption Laws. Such Borrower shall not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or knowingly lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person, (i) to fund or facilitate any activities or business of, with or related to any Person that is located, organized, or ordinarily resident in any country or territory that is, or whose government is, at the time of such funding or facilitation, the target of comprehensive Sanctions or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing with respect to a Borrower:

(a) such Borrower shall (i) fail to pay when due any principal of any Loan or any draw under any Letter of Credit (whether at stated maturity or at optional prepayment); or (ii) default in the payment of any interest on any Loan or any draw under any Letter of Credit, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five days;

(b) such Borrower shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06;

(c) such Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a) or 6.01(b) above) contained in this Agreement or any amendment hereof for 30 days after the Administrative Agent gives notice thereof to such Borrower at the request of any Lender;

(d) any representation or warranty made by such Borrower in, or pursuant to, this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) such Borrower or any Material Subsidiary of such Borrower shall fail to make one or more payments in respect of Material Financial Obligations of such Borrower when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of such Borrower or enables the holder of such Debt of such Borrower or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) such Borrower or any Material Subsidiary of such Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against such Borrower or any Material Subsidiary of such Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Borrower or any Material Subsidiary of such Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i) in each case, except as would not be reasonably expected to have a Material Adverse Effect, (i) any member of the ERISA Group of such Borrower shall fail to pay when due an amount or amounts aggregating in excess of $150,000,000 which it shall have become liable to pay under Title IV of ERISA; (ii) such Borrower receives notice of the intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group of such Borrower, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for non-delinquent premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $150,000,000; or

(j) judgments or orders (other than judgments or orders in respect of Non-recourse Debt) for the payment of money exceeding $150,000,000 in aggregate amount shall be rendered against such Borrower or any Subsidiary of such Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days;

then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders, by notice to such Borrower (i) terminate the Commitments as to such Borrower and they shall thereupon terminate, and such Borrower shall no longer be entitled to borrow hereunder, and the Maximum Availability of such Borrower shall be $0, and (ii) declare the aggregate unpaid principal amount of the Loans of such Borrower (together with accrued interest thereon and all other amounts due and owing hereunder) to be, and such Loans (together with accrued interest thereon and all other amounts due and owing hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that, if any Event of Default specified in Section 6.01(g) or 6.01(h) occurs with respect to such Borrower, then without any notice to such Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate with respect to such Borrower and the Loans to such Borrower (together with accrued interest thereon and all other amounts due and owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Termination of the Commitments or acceleration of Loans (by declaration or otherwise) as to a particular Borrower (or any related termination of such Borrower’s Maximum Availability) under this Section 6.01 shall not terminate the Commitments or the Maximum Availability or accelerate the Loans as to any other Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to a Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, such Borrower shall, if requested by the Administrative Agent upon the instruction of the Lenders having more than 50% of the Letter of Credit Liabilities for the account of such Borrower, Cash Collateralize all such Letter of Credit Liabilities at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to such Borrower, such Borrower shall Cash Collateralize all such Letter of Credit Liabilities forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders. If any Borrower is required to provide Cash Collateral (solely pursuant to this Section 6.03), such Cash Collateral (to the extent not applied pursuant to the arrangements with the Administrative Agent) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent hereunder in its individual capacity. Bank of America, N.A. and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be required to take any action with respect to any Default, except as expressly provided in Article 6;

(b) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, except as expressly provided in Article 6;

(c) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or under any Loan or issuance of a Letter of Credit hereunder that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or any borrowing or issuance of a Letter of Credit hereunder), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any borrowing or issuance of a Letter of Credit hereunder or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(d) shall not, except as expressly set forth herein or under any Loan or issuance of a Letter of Credit hereunder, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by any Borrower or a Lender. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants or agreements of any Borrower, (iv) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent, or (v) the validity, enforceability, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper party or parties, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender represents to the Administrative Agent and the Joint Lead Arrangers that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 7.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent; provided that, unless the sub-agent is an affiliate of the Administrative Agent, the Administrative Agent shall notify the Borrowers in advance of appointing the sub-agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 7 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.07. Indemnification. The Lenders shall, ratably in proportion to their Credit Exposures, indemnify the Administrative Agent and each Issuing Lender, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder.

Section 7.08. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.09. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent; provided that any such appointment shall be subject to consent of each Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to such Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000;

provided that any such appointment shall be subject to consent of each Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to such Borrower and provided further that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, either the Required Lenders or the Borrowers may, to the extent permitted by applicable law, by notice in writing to the Borrowers, if applicable, and such Person, remove such Person as Administrative Agent and, the Required Lenders may appoint a successor; provided that any such appointment shall be subject to consent of each Borrower (such consent not to be unreasonably withheld or delayed), so long as no Event of Default has occurred and is continuing with respect to such Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the Administrative Agent that resigned or was removed pursuant to subsections (a) or (b) of this Section 7.09 (the “Retiring Administrative Agent”), and the Retiring Administrative Agent shall be discharged from its duties and obligations hereunder. On and after the Resignation Effective Date or the Removal Effective Date, as applicable:

(i) except for any indemnity payments or other amounts then owed to the Retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above; and

(ii) the provisions of this Article 7 and Section 9.03 shall continue in effect for the benefit of such Retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the Retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 7.10. Administrative Agent’s Fee. Each Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by such Borrower and the Administrative Agent.

Section 7.11. Other Agents. None of the Documentation Agents and Syndication Agents, in its capacity as such, shall have any duty or obligation of any kind under this Agreement.

Section 7.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto).

Section 7.13. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation under this Agreement or the Notes due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. [Reserved].

Section 8.02. Illegality. If, on or after the date hereof, any Change in Law shall make it unlawful or impossible for any Lender (or its applicable Lending Office) to make, maintain or fund its Term SOFR Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Term SOFR Loans, or to convert outstanding Loans into Term SOFR Loans or continue outstanding Loans as Term SOFR Loans, in each case to the Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Term SOFR Loan of such Lender then outstanding to the Borrower shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Term SOFR Loan if such Lender may lawfully continue to maintain and fund such Loan as a Term SOFR Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Term SOFR Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Term SOFR Loans of the other Lenders.

Section 8.03. Increased Cost and Reduced Return.

(a) If on or after the date hereof any Change in Law:

(i) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Lender (or its applicable Lending Office);

(ii) shall impose on any Lender (or its applicable Lending Office) or any Issuing Lender any other condition, cost or expense (other than taxes) affecting its Term SOFR Loans or Letters of Credit, its Notes or its obligation to make Term SOFR Loans or its obligations hereunder in respect of Letters of Credit; or

(iii) shall subject any Lender or Agent to any taxes (other than (A) Taxes, (B) taxes described in (i), (ii), (iii) or (iv) of the exclusions from Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making or maintaining any Term SOFR Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or to increase the cost to such Lender or Issuing Lender of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its applicable Lending Office) or such Issuing Lender under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender or Issuing Lender to be material, then, within 15 days after demand by such Lender or Issuing Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender or Issuing Lender its Appropriate Share of such additional amount or amounts as will compensate such Lender or Issuing Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the date hereof, any Change in Law has or would have the effect of reducing the rate of return on capital or liquidity of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender its Appropriate Share of such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 8.03 and will designate a different applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate of any Lender or Issuing Lender claiming compensation under this Section 8.03 and setting forth the additional amount or amounts necessary to compensate such Lender or Issuing Lender, as the case may be, shall be conclusive in the absence of manifest error.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 8.03 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Lender pursuant to this Section 8.03 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The “Appropriate Share” of a Borrower with respect to any amount payable hereunder is the sum of (i) to the extent such amount is properly allocable to Loans and Letter of Credit outstanding hereunder, the portion of such amount properly allocable to the Loans and Letter of Credit outstanding to such Borrower, and (ii) to the extent such amount is not properly allocable to Loans and Letters of Credit outstanding hereunder, the Appropriate Share shall be the Availability Share of such Borrower.

Section 8.04. Taxes. (a) For the purposes of this Agreement, the following terms have the following meanings:

“FATCA” means (a) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any agreement entered into pursuant to Section 1471(b)(1) of the Code and (c) any intergovernmental agreement between the United States and any other jurisdiction which facilitates the implementation of any law or regulation referred to in clause (a) above and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement. For purposes of this Agreement, the term “applicable law” includes FATCA.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfect a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any Note, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.06).

“Recipient” means the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by or on account of a Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise, branch profits or similar taxes in each case (x) imposed on it by a jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal executive office is located or, in the case of a Lender, in which its applicable Lending Office is located or (y) that are Other Connection Taxes, (ii) in the case of each Lender, any United States withholding taxes imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect (x) when such Lender first becomes a party to this Agreement or (y) when such Lender changes its applicable Lending Office, (iii) taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 8.04(f), (g), (h) or (i) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

(b) All payments by or on account of a Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes, except as required by applicable law. If any withholding agent shall be required by law to deduct any Taxes from any such payment, (i) the sum payable by a Borrower shall be increased as necessary so that after all required deductions for Taxes are made (including deductions applicable to additional sums payable under this Section 8.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such withholding agent shall make such deductions, (iii) such withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is a Borrower, such Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) In addition, each Borrower agrees to pay its Appropriate Share of any Other Taxes.

(d) Each Borrower agrees to indemnify each Lender and the Administrative Agent for its Appropriate Share of the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section 8.04) paid by such Lender, including any Issuing Lender, or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender, including any Issuing Lender, or the Administrative Agent (as the case may be) makes demand therefor.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Note shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.04(g), (h) and (i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Without limiting the generality of the foregoing, each Lender that is not a U.S. Person, before it signs and delivers this Agreement in the case of each Lender listed on the signature pages hereof and before it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide each of such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) with whichever of the following is applicable:

(i) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(g) Any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.

(h) If a payment made to a Lender hereunder or under any Note would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 8.04(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) If a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Lender shall reasonably (at the expense of such Lender) request to assist such Lender to recover such Taxes.

(j) If a Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.04 as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at such Borrower’s request, change the jurisdiction of its applicable Lending Office if, in the judgment of such Lender, such change will eliminate or reduce any such additional payment which may thereafter accrue and is not otherwise disadvantageous to such Lender.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 9.06(e) relating to the maintenance of a Participant

Register and (iii) any taxes excluded from the definition of Taxes and attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Note, and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.04(k).

(l) Unless required by applicable law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be.

Section 8.05. Base Rate Loans Substituted for Affected Term SOFR Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Term SOFR Loans to a Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation from a Borrower under Section 8.03 or 8.04 with respect to its Term SOFR Loans to such Borrower, and in any such case such Borrower shall, by at least five U.S. Government Securities Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 8.05 shall apply to such Lender, then, unless and until such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Lender as (or continued as or converted to) Term SOFR Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Term SOFR Loans of the other Lenders. If such Lender notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Term SOFR Loan on the first day of the next succeeding Interest Period applicable to the related Term SOFR Loans of the other Lenders.

Section 8.06. Substitution of Lender. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Term SOFR Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrowers shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Lenders) to purchase the Loans and assume the Commitment of such Lender.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, facsimile or similar writing) and shall be given to such party: (a) in the case of a Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by facsimile when deemed received as provided below, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) except as provided below, if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and in the case of notice to any Issuing Lender, by such Issuing Lender; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to a facsimile number or e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) Each Borrower shall pay its Appropriate Share of (i) all reasonable and documented out-of-pocket expenses of the Administrative Agent, including reasonable and documented fees and disbursements of one counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder with respect to a Borrower and (ii) if an Event of Default occurs with respect to a Borrower, all out-of-pocket expenses incurred by the Administrative Agent and each Lender (including any Issuing Lender), including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) Each Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers and each Lender (including any Issuing Lender), their respective affiliates and the respective directors, officers, agents, employees and other representatives of each of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, claims, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Letter of Credit, any actual or proposed use of proceeds of Loans or Letters of Credit hereunder or the transactions contemplated hereunder, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing in each case to the extent of such Borrower’s Appropriate Share; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment and provided further that each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03 to such Indemnitee for any liabilities, losses, claims, damages, costs and expenses to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

(c) This Section 9.03 shall survive any termination of this Agreement, the termination or assignment of the Commitments and the repayment of all outstanding Loans.

(d) To the fullest extent permitted by applicable law, each party hereto and each Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any Letter of Credit or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing in this Section 9.03(d) shall limit the Borrowers’ indemnification and reimbursement obligations in this Section9.03 to the extent such indirect, special, punitive or consequential damages are included in any claim by a person unaffiliated with the applicable Indemnitee with respect to which the applicable Indemnitee is entitled to indemnification as set forth in this Section 9.03.

Section 9.04. Set-offs; Sharing.

(a) If (i) an Event of Default has occurred and is continuing with respect to any Borrower and (ii) the Required Lenders have requested the Administrative Agent to declare the Loans of such Borrower to be immediately due and payable pursuant to Article 6, or the Loans of such Borrower have become immediately due and payable without notice as provided in Article 6, then the Administrative Agent, each Lender and each Issuing Lender and each of their respective affiliates are hereby authorized by such Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to such Borrower (any such notice being expressly waived by such Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender, such Issuing Lender or any such affiliate, as the case may be, to or for the account of such Borrower against any obligations of such Borrower to the Administrative Agent, such Lender, such Issuing Lender or any such affiliate, as the case may be, now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether the Administrative Agent, such Lender, such Issuing Lender or any such affiliate, as the case may be, shall have made any demand for payment under this Agreement. The Administrative Agent, each Lender and each of their respective affiliates agree promptly to notify such Borrower after any such set-off and application is made by such party; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Lenders and their respective affiliates under this Section 9.04 are in addition to any other rights and remedies which they may have.

(b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 9.04 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrowers other than indebtedness in respect of the Loans and Letter of Credit Liabilities. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, (x) such amendment or waiver is in writing, (y) such amendment or waiver is signed by the Borrowers and the Required Lenders (and, if the rights or duties of any Issuing Lender or the Administrative Agent are affected thereby, by it) and (z) the Borrower has notified the Administrative Agent of such amendment or waiver in writing; provided that no such amendment or waiver shall:

(a) unless signed by each affected Lender, (i) increase the Commitment of any Lender, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for the termination of any Commitment or (except as expressly provided in Section 2.18) the expiry date of any Letter of Credit or (iv) alter the pro rata treatment of the Lenders as provided herein in a manner adverse to any Lender;

(b) unless signed by all Lenders, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 9.05 or any other provision of this Agreement; or

(c) unless signed by the Issuing Lender and the Administrative Agent, as applicable, amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder.

It is understood that the operation of Sections 2.06(c), 2.17 and 2.19 in accordance with their terms is not an amendment subject to this Section 9.05.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and/or Letter of Credit Liabilities at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and/or Letter of Credit Liabilities at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans and/or Letter of Credit Liabilities outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default with respect to such Borrower has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan and/or Letter of Credit Liability or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit I hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower or its Affiliates, a Defaulting Lender or its affiliates, or a natural person, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.05(a) that affects such Participant. Subject to Section 9.06(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to

Section 9.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations hereunder or under any Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations hereunder or under any Note) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 8.04 unless such Participant complies with the requirements of Section 8.04 as though it were a Lender (it being understood that the documentation required under Section 8.04(g) shall be delivered to the participating Lender).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.07. [Reserved.]

Section 9.08. No Reliance on Margin Stock. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Confidentiality. (a) The Administrative Agent and each Lender agrees to keep any information delivered or made available by the Borrowers pursuant to this Agreement confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to any other Lender or to the Administrative Agent, (c) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (d) upon the order of any court or administrative agency (in which case such Person agrees to inform the Borrowers promptly thereof to the extent practicable and not prohibited by law or such order), (e) upon the request or demand of any regulatory agency or authority or self regulatory authority, (f) which (i) had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (ii) becomes available to any of them on a non-confidential basis from a source other than the Borrowers or one of their agents (which source, to the knowledge of the Lenders, is not bound by any obligation of confidentiality to the Borrowers) or (iii) was known to any of them on a non-confidential basis prior to its disclosure to them (as the case may be) by the Borrowers or one of their agents, (g) in connection with any litigation to which the Administrative Agent, any Lender or its subsidiaries or Parent may be a party (in which case such Person agrees to inform the Borrowers promptly thereof to the extent practicable and not prohibited by law or such legal process), (h) to the extent necessary in connection with the exercise of any remedy hereunder, (i) subject to provisions substantially similar to those contained in this Section 9.09, (i) to any actual or proposed Participant or Eligible Assignee or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Borrower and its obligations or (ii) to any credit insurance broker or provider relating to the Borrower and the obligations, (j) to any rating agency or CUSIP Bureau when required by it, or (k) with the applicable Borrower’s consent.

(b) Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental regulatory, or self-regulatory authority without any notification to any Person.

Section 9.10. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, of any State court located in the City and County of New York and any appellate court thereof for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.11. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Notes, and any separate letter agreements with respect to fees payable to the Administrative Agent or the Issuing Lenders, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.

Section 9.14. No Advisory or Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any transactions in connection therewith, (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Notes; (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Notes; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests to such Borrower or any of its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.15. Survival. Each party’s rights and obligations under Articles 7, 8 and 9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations hereunder or under any Note.

Section 9.16. Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 9.16 may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.

Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a facsimile, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any ancillary document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such ancillary document, and (ii) any claim against the Administrative Agent, each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.17. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumption Agreements, amendments or other modifications, any Notice of Borrowing, any Notice of Interest Rate Election, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 9.18. Acknowledgment And Consent To Bail-in Of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement, any Note or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Note, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Note; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:	/s/ Yukari Saegusa
Name:Yukari Saegusa
Title:Vice President and Treasurer
Address: 4 Irving Place
New York, New York 10003

CONSOLIDATED EDISON, INC.

By:	/s/ Yukari Saegusa
Name: Yukari Saegusa
Title: Vice President and Treasurer
Address: 4 Irving Place
New York, New York 10003

ORANGE AND ROCKLAND UTILITIES, INC.

By:	/s/ Yukari Saegusa
Name: Yukari Saegusa
Title: Treasurer
Address: 4 Irving Place
New York, New York 10003

[Signature Page to Credit Agreement (Consolidated Edison)]

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:	/s/ Jacqueline G. Margetis
Name: Jacqueline G. Margetis
Title: Director

[Signature Page to Credit Agreement (Consolidated Edison)]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Eduardo Lopez Peiro
Name: Eduardo Lopez Peiro
Title: Vice President

[Signature Page to Credit Agreement (Consolidated Edison)]

MIZUHO BANK, LTD., as Lender

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

[Signature Page to Credit Agreement (Consolidated Edison)]

BARCLAYS BANK PLC, as Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Credit Agreement (Consolidated Edison)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Managing Director

[Signature Page to Credit Agreement (Consolidated Edison)]

THE BANK OF NEW YORK MELLON, as Lender

By:	/s/ Molly H. Ross
Name: Molly H. Ross
Title: Director

[Signature Page to Credit Agreement (Consolidated Edison)]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Lender

By:	/s/ Amit Vasani
Name: Amit Vasani
Title: Managing Director

[Signature Page to Credit Agreement (Consolidated Edison)]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ John Ruotolo
Name: John Ruotolo
Title: Vice President

[Signature Page to Credit Agreement (Consolidated Edison)]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Begley
Name: James Begley
Title: Assistant Vice President

[Signature Page to Credit Agreement (Consolidated Edison)]

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Credit Agreement (Consolidated Edison)]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Executive Director

[Signature Page to Credit Agreement (Consolidated Edison)]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Lender

By:	/s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

[Signature Page to Credit Agreement (Consolidated Edison)]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ John Prigge
Name: John Prigge
Title: Senior Vice President

[Signature Page to Credit Agreement (Consolidated Edison)]

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Credit Agreement (Consolidated Edison)]

COMMITMENT SCHEDULE

Lender	Commitment	Initial Percentage
Bank of America, N.A.	$298,000,000	8.514285715%
JPMorgan Chase Bank, N.A.	$298,000,000	8.514285714%
Mizuho Bank, Ltd.	$298,000,000	8.514285714%
Barclays Bank PLC	$298,000,000	8.514285714%
Wells Fargo Bank, N.A.	$298,000,000	8.514285714%
The Bank of New York Mellon	$245,000,000	7.000000000%
Canadian Imperial Bank of Commerce, New York Branch	$245,000,000	7.000000000%
KeyBank National Association	$245,000,000	7.000000000%
PNC Bank, National Association	$245,000,000	7.000000000%
The Bank of Nova Scotia	$245,000,000	7.000000000%
Sumitomo Mitsui Banking Corporation	$245,000,000	7.000000000%
The Toronto-Dominion Bank, New York Branch	$245,000,000	7.000000000%
U.S. Bank National Association	$245,000,000	7.000000000%
The Northern Trust Company	$50,000,000	1.428571429%

Total	$3,500,000,000.00	100.000000000%

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

ORANGE AND ROCKLAND UTILITIES, INC.

PRICING SCHEDULE

Each of “Facility Fee Rate” “Term SOFR Margin” and “Base Rate Margin” for any Borrower means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level for such Borrower on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate	0.075%	0.100%	0.125%	0.175%	0.225%	0.275%
Term SOFR Margin	0.800%	0.900%	1.000%	1.075%	1.275%	1.475%
Base Rate Margin	0.000%	0.000%	0.000%	0.075%	0.275%	0.475%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Borrower’s long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing or Level III Pricing applies.

“Level V Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing or Level IV Pricing applies.

“Level VI Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI Pricing applies on any day.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor thereto).

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the relevant Borrower without third-party credit enhancement (or, if no such rating is so assigned, the issuer rating assigned to the relevant Borrower by S&P’s and/or Moody’s), and any rating assigned to any other debt security of such Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A+/A2 results in Level I Pricing); provided that if the split is more than one full rating category, a rating one notch below the higher of the two will be used (e.g. A-/Baa2 results in Level IV Pricing and A/Baa2 results in Level III Pricing).

SCHEDULE 9.01

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

[REDACTED]

EXHIBIT A

NOTE

New York, New York

__________ ____, 20__

For value received, [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.], a New York corporation (the “Borrower”), promises to pay to ______________________ or its registered assigns (the “Lender”), for the account of its Lending Office, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office as specified in Section 2.11 of the Credit Agreement.

All Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement dated as of March 11, 2026, among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

This note shall be governed by and construed in accordance with the laws of the State of New York.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.]
[CONSOLIDATED EDISON, INC.]
[ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT B

NOTICE OF BORROWING

Date: _________ ____, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 11, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests a Borrowing of Loans:

1.	ON __________________________________ (A BUSINESS DAY).

2.	IN THE AMOUNT OF $_________________________.

3.	COMPRISED OF ________________________________________.

[BASE RATE LOANS OR TERM SOFR LOANS]

4.	FOR TERM SOFR LOANS: WITH AN INTEREST PERIOD OF ________________________.[1]

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

[BORROWER]

By:

Name:

Title:

[1]	One, three or six months.

B-1

EXHIBIT C

NOTICE OF INTEREST RATE ELECTION

Date: _________ ____, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 11, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests a conversion or continuation of Loans

1.	ON __________________________________ (A BUSINESS DAY).

2.	IN THE AMOUNT OF $_________________________.

3.	COMPRISED OF ________________________________________.

[BASE RATE LOANS OR TERM SOFR LOANS]

4.	FOR TERM SOFR LOANS: WITH AN INTEREST PERIOD OF

________________________________________.2

[BORROWER]

By:

Name:

Title:

[2]	One, three or six months.

C-1

EXHIBIT D

[RESERVED]

D-1

EXHIBIT E

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

March 11, 2026

To the Lenders and the Administrative Agent

Referred to Below

c/o Bank of America, N.A., as Administrative Agent

One Bryant Park

New York, New York 10036

Dear Sirs:

I am Senior Vice President and General Counsel of Consolidated Edison Company of New York, Inc., a New York corporation (the “Company”), and as such am familiar with the legal affairs of the Company. I and other members of the Company’s Law Department have represented the Company in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Company, Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion letter is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this opinion letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1.The Company has been duly formed and is validly existing and in good standing under the laws of the State of New York and has full power and authority to conduct its business and, except as described in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, possesses all material licenses and approvals necessary for the conduct of its business.

2.The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31,

E-1

2027 under one or more revolving credit agreements in amounts at any time outstanding of up to $3 billion; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to April 30, 2026 in amounts at any time outstanding of up to $4 billion; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s restated certificate of incorporation or by-laws or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company.

3.The Credit Agreement constitutes a valid and binding agreement of the Company [and each Note issued thereunder today constitutes a valid and binding obligation of the Company], [in each case] enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4.Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

This opinion letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinions expressed in this opinion letter are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this opinion letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am admitted to the bars of the State of Connecticut, the State of Delaware and the District of Columbia, and I express no opinion as to any laws of any jurisdiction other than those of the State of New York and the federal laws of the United States of America to the extent specifically referred to herein (the “Applicable Laws”). With respect to the laws of the State of New York, I have received advice, satisfactory to me, from New York counsel in the Law Department admitted in such jurisdiction. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

The opinions expressed in this opinion letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

E-2

EXHIBIT F

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON, INC.

March 11, 2026

To the Lenders and the Administrative Agent

Referred to Below

c/o Bank of America, N.A., as Administrative Agent

One Bryant Park

New York, New York 10036

Dear Sirs:

I am Senior Vice President and General Counsel of Consolidated Edison, Inc., a New York corporation (the “Company”), and as such am familiar with the legal affairs of the Company. I and other members of the Law Department of Consolidated Edison Company of New York, Inc., the principal subsidiary of the Company, have represented the Company in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Company, Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion letter is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this opinion letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1.The Company has been duly formed and is validly existing and in good standing under the laws of the State of New York and has full power and authority to conduct its business and, except as described in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, possesses all material licenses and approvals necessary for the conduct of its business.

2.The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s restated certificate of incorporation or by-laws or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

F-1

3.The Credit Agreement constitutes a valid and binding agreement of the Company [and each Note issued thereunder today constitutes a valid and binding obligation of the Company], [in each case] enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4.Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5.Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This opinion letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinions expressed in this opinion letter are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this opinion letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am admitted to the bars of the State of Connecticut, the State of Delaware and the District of Columbia, and I express no opinion as to any laws of any jurisdiction other than those of the State of New York and the federal laws of the United States of America to the extent specifically referred to herein (the “Applicable Laws”). With respect to the laws of the State of New York, I have received advice, satisfactory to me, from New York counsel in the Law Department admitted in such jurisdiction. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

The opinions expressed in this opinion letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

F-2

EXHIBIT G

OPINION OF COUNSEL FOR

ORANGE AND ROCKLAND UTILITIES, INC.

March 11, 2026

To the Lenders and the Administrative Agent

Referred to Below

c/o Bank of America, N.A., as Administrative Agent

One Bryant Park

New York, New York 10036

Dear Sirs:

I am Senior Vice President and General Counsel of Consolidated Edison, Inc. (“CEI”), and as such am familiar with the legal affairs of Orange and Rockland Utilities, Inc., a New York corporation (the “Company”), which is a subsidiary of CEI. I and other members of the Law Department of Consolidated Edison Company of New York, Inc., the principal subsidiary of CEI (“CECONY”), have represented the Company in connection with the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Company, CEI, CECONY, the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion letter is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this opinion letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1.The Company has been duly formed and is validly existing and in good standing under the laws of the State of New York and has full power and authority to conduct its business and, except as described in the notes to the Company’s financial statements (available on the Company’s website (www.oru.com)), to the best of my knowledge, possesses all material licenses and approvals necessary for the conduct of its business.

2.The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31,

2028 under one or more revolving credit agreements in amounts at any time outstanding of up to $250 million; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to July 31, 2026 in amounts at any time outstanding of up to $250 million; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s restated certificate of incorporation or by-laws or, to my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

3.The Credit Agreement constitutes a valid and binding agreement of the Company [and each Note issued thereunder today constitutes a valid and binding obligation of the Company], [in each case] enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4.Except as otherwise disclosed in the notes to the Company’s financial statements (available on the Company’s website (www.oru.com)), to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5.Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This opinion letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinions expressed in this opinion letter are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this opinion letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am admitted to the bars of the State of Connecticut, the State of Delaware and the District of Columbia, and I express no opinion as to any laws of any jurisdiction other than those of the State of New York and the federal laws of the United States of America to the extent specifically referred to herein (the “Applicable Laws”). With respect to the laws of the State of New York, I have received advice, satisfactory to me, from New York counsel in the Law Department admitted in such jurisdiction. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

The opinions expressed in this opinion letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT H-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _______________, 20[ ]

H-1-1

EXHIBIT H-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _______________, 20[ ]

H-2-1

EXHIBIT H-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with an executed copy of IRS Form W-8IMY accompanied by executed copies of one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _______________, 20[ ]

H-3-1

EXHIBIT H-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 11, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., each lender from time to time party thereto and Bank of America, N.A., Administrative Agent.

Pursuant to the provisions of Section 8.04 (Taxes) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other loan document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with an executed copy of IRS Form W-8IMY accompanied by executed copies of one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: _______________, 20[ ]

H-4-1

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of _________, 20__ among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement dated as of March 11, 2026 (as amended from time to time, the “Credit Agreement”), among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (“ConEd”), CONSOLIDATED EDISON, INC., a New York corporation (“Holdings”), and ORANGE AND ROCKLAND UTILITIES, INC., a New York corporation (“O&R” and, together with ConEd and Holdings, the “Borrowers”), the Assignor and the other Lenders party thereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate principal amount at any time outstanding not to exceed $____________;

WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $________ under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

(a) Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

(b) Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding Loans and Letter of Credit Liabilities, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee and the execution of the consent attached hereto by [the Borrowers and] the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the

Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans and Letter of Credit Liabilities and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor. The Assignee’s Percentage after giving effect to the assignment contemplated hereby is [ ]%.

(c) Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.3 Facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

(d) Consent of the Borrowers and the Administrative Agent. This Agreement is conditioned upon the consent of the Issuing Lender [, the Borrower] and the Administrative Agent pursuant to Section 9.06(b) of the Credit Agreement.

(e) No Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrowers, or the validity and enforceability of the Borrowers’ obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(g) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[3]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.]

By:
Name:
Title:

[CONSOLIDATED EDISON, INC.]

By:
Name:
Title:

[ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

[LENDER NAME], as Issuing Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

[RESERVED]

J-1

EXHIBIT K

FORM OF EXTENSION AGREEMENT

Bank of America, N.A.

as Administrative Agent

under the Credit Agreement

referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Credit Agreement dated as of March 11, 2026 (as further amended from time to time, the “Credit Agreement”) among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc. Orange and Rockland Utilities, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent, for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:
Name:
Title:

CONSOLIDATED EDISON, INC.

By:
Name:
Title:

ORANGE AND ROCKLAND UTILITIES, INC.

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: